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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)


                               (Initial Filing)*


                         Serviceware Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   81763Q10K
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (3-98)   Page 1 of 15 pages

--------------------------------------------------------------------------------
CUSIP NO.  81763Q10K                   13G                    PAGE 2 OF 15 PAGES
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Geocapital III, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) [ ]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0 shares
   NUMBER OF      --------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY         1,761,907 shares
                  --------------------------------------------------------------
     EACH         7  SOLE DISPOSITIVE POWER
   REPORTING
    PERSON           0 shares
                  --------------------------------------------------------------
     WITH         8  SHARED DISPOSITIVE POWER

                     1,761,907 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,761,907 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.3%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------





                               Page 2 of 13 pages

--------------------------------------------------------------------------------
CUSIP NO.  81763Q10K                   13G                    PAGE 3 OF 15 PAGES
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Geocapital Management, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a)  [ ]
                                                                   (b)  [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0 shares
   NUMBER OF      --------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY         1,761,907 shares
                  --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON          0 shares
                  --------------------------------------------------------------
      WITH        8  SHARED DISPOSITIVE POWER

                     1,761,907 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,761,907  shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.3%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

--------------------------------------------------------------------------------




                               Page 3 of 15 pages

--------------------------------------------------------------------------------
CUSIP NO.  81763Q10K                   13G                    PAGE 4 OF 15 PAGES
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Stephen J. Clearman
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a)  [ ]
                                                                   (b)  [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0 shares
   NUMBER OF      --------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY         1,761,907  shares
                  --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON          0 shares
                  --------------------------------------------------------------
      WITH        8  SHARED DISPOSITIVE POWER

                     1,761,907  shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,761,907  shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.3%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------





                               Page 4 of 15 pages

--------------------------------------------------------------------------------
CUSIP NO.  81763Q10K                   13G                    PAGE 5 OF 15 PAGES
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     Lawrence W. Lepard
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a)  [ ]
                                                                   (b)  [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0 shares
   NUMBER OF      --------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY         1,761,907  shares
                  --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON          0 shares
                  --------------------------------------------------------------
      WITH        8  SHARED DISPOSITIVE POWER

                     1,761,907  shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,761,907  shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.3%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------


                               Page 5 of 15 pages

--------------------------------------------------------------------------------
CUSIP NO.  81763Q10K                   13G                    PAGE 6 OF 15 PAGES
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     Richard A. Vines
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a)  [ ]
                                                                   (b)  [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0 shares
   NUMBER OF      --------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY         1,761,907  shares
                  --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON          0 shares
                  --------------------------------------------------------------
      WITH        8  SHARED DISPOSITIVE POWER

                     1,761,907  shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,761,907  shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.3%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------






                               Page 6 of 15 pages

--------------------------------------------------------------------------------
CUSIP NO.  81763Q10K                   13G                    PAGE 7 OF 15 PAGES
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     BVA Associates III, LLC
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) [ ]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     New Jersey
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0 shares
   NUMBER OF      --------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY         1,761,907  shares
                  --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON          0 shares
                  --------------------------------------------------------------
      WITH        8  SHARED DISPOSITIVE POWER

                     1,761,907  shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,761,907  shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.3%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO
--------------------------------------------------------------------------------





                               Page 7 of 15 pages

--------------------------------------------------------------------------------
CUSIP NO.  81763Q10K                   13G                    PAGE 8 OF 15 PAGES
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Paul F. Deninger
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) [ ]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0 shares
   NUMBER OF      --------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY         1,761,907  shares
                  --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON          0 shares
                  --------------------------------------------------------------
      WITH        8  SHARED DISPOSITIVE POWER

                     1,761,907  shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,761,907  shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.3%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------




                               Page 8 of 15 pages

--------------------------------------------------------------------------------
CUSIP NO.  81763Q10K                   13G                    PAGE 9 OF 15 PAGES
--------------------------------------------------------------------------------



                                  Schedule 13G


Item 1(a).     Name of Issuer:  Serviceware Technologies, Inc.


Item 1(b).     Address of Issuer's Principal Executive Offices:
               333 Allegheny Avenue, Oakmont, PA 15139.

Item 2(a). Names of Persons Filing: (1) Geocapital III, L.P.; (2) Geocapital Management, L.P. (the sole general partner of Geocapital III, L.P.); (3) Stephen J. Clearman, Lawrence W. Lepard, Richard A. Vines, and BVA Associates III, LLC (the general partners of Geocapital Management, L.P.) and (4) Paul F. Deninger, the managing member of BVA Associates, LLC. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b). Address of Principal Business Office or, if None, Residence: The address of the principal business office of each of Geocapital III, L.P., Geocapital Management, L.P., Stephen J. Clearman, Lawrence W. Lepard, and Richard A. Vines is Two Executive Drive, Fort Lee, NJ, 07024-3304. The address of the principal business office of each of BVA Associates, LLC and Paul F. Deninger is One Bridge Plaza, Fifth Floor, Fort Lee, NJ, 07024

Item 2(c). Citizenship: Each of Geocapital III, L.P. and Geocapital Management, L.P. is a limited partnership organized under the laws of the State of Delaware. BVA Associates III, LLC is a limited liability company organized under the laws of the State of New Jersey. Each of Stephen J. Clearman, Paul F. Deninger, Lawrence W. Lepard, and Richard A. Vines is a United States citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.01 par value per share ("Common Stock").

Item 2(e).     CUSIP Number: 81763Q10K

Item 3. If this statement if filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

              (a)[  ]   Broker or Dealer registered under Section 15 of the
                        Securities Exchange Act of 1934 (the "Act").

              (b)[  ]   Bank as defined in Section 3(a)(6) of the Act.

              (c)[  ]   Insurance Company as defined in Section 3(a)(19) of the
                        Act.

              (d)[  ]   Investment Company registered under Section 8 of the
                        Investment Company Act of 1940.

              (e)[  ]   An investment adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E).

              (f)[  ]   An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F);

              (g)[  ]   A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G).

              (h)[  ]   A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;

              (i)[  ]   A church plan that is excluded from the definition of an
                        investment company under Section 3(c)(14) of the Investment Company Act;

              (j)[  ]   Group, in accordance with Rule 13d-1(b)(ii)(J), check
                        this box [ ].



                               Page 9 of 15 pages

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CUSIP NO.  81763Q10K                   13G                   PAGE 10 OF 15 PAGES
--------------------------------------------------------------------------------



            Not Applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b), Rule 13d-2(b) or Rule 13d-2(c)

Item 4.     Ownership.


            (a) Amount Beneficially Owned:

                As of December 31, 2000, Geocapital III, L.P. was the record holder of 1,761,907 shares of Common Stock (the "Record Shares"). As the sole general partner of Geocapital III, L.P., Geocapital Management, L.P. may be deemed to own beneficially all of the Record Shares. In their capacities as general partners of Geocapital Management, L.P., BVA Associates III, LLC, Stephen J. Clearman, Lawrence W. Lepard, and Richard A. Vines may be deemed to own beneficially all of the Record Shares. As the managing member of BVA Associates III, LLC, Paul
                F. Deninger may be deemed to own beneficially all of the Record Shares. Therefore, each Reporting Person may be deemed to own beneficially a total of 1,761,907 shares.

                Each Reporting Person expressly disclaims beneficial ownership of such shares of Common Stock except of the shares, if any, such Reporting Person holds of record.

    (b) Percent of Class:

                Each Reporting Person: 7.3%

The foregoing percentages are calculated based on the 24,289,899 shares of Common Stock reported to be outstanding in a Quarterly Report on Form 10-Q for Serviceware Technologies, Inc. for the quarterly period ending September 30, 2000.

    (c)         Number of shares as to which such person has:

                (i)  sole power to vote or to direct the vote:

                     0 shares for each reporting person

               (ii)  shared power to vote or to direct the vote:

                     Each Reporting Person: 1,761,907


                              Page 10 of 15 pages

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CUSIP NO.  81763Q10K                   13G                   PAGE 11 OF 15 PAGES
--------------------------------------------------------------------------------



              (iii)  sole power to dispose or direct the disposition of:

                     0 shares for each reporting person

               (iv)  shared power to dispose or direct the disposition of:

                     Each Reporting Person: 1,761,907

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).




                              Page 11 of 15 pages

--------------------------------------------------------------------------------
CUSIP NO.  81763Q10K                   13G                   PAGE 12 OF 15 PAGES
--------------------------------------------------------------------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    February 13, 2001

GEOCAPITAL III, L.P.

By:    Geocapital Management, L.P.


      By: /s/ Richard A. Vines
          --------------------------------
          Richard A. Vines
          General Partner

GEOCAPITAL MANAGEMENT, L.P.


      By: /s/ Richard A. Vines
          --------------------------------
          Richard A. Vines
          General Partner

BVA ASSOCIATES III, LLC


      By:            *
           -------------------------------
          Paul F. Deninger
          Managing Member


PAUL F. DENINGER


               *
---------------------------------------


STEPHEN J. CLEARMAN


               *
---------------------------------------

LAWRENCE W. LEPARD


               *
---------------------------------------

RICHARD A. VINES


/s/ Richard A. Vines                         *By: /s/ Richard A. Vines
---------------------------------------          ----------------------------
                                                 Richard A. Vines
                                                 Attorney-in-Fact

* This Schedule 13G was executed by Richard A. Vines pursuant to Powers of Attorney filed with the Securities and Exchange Commission (the "SEC"): (i) on February 14, 1995 in connection with a Schedule 13D for NETCOM On-Line Communication Services, Inc; and (ii) on the date hereof, in connection with this Schedule 13G. A copy of each of the Powers of Attorney are incorporated herein by reference and are attached hereto as Exhibit 2 and Exhibit 3, respectively.




                              Page 12 of 15 pages